EXHIBIT 20.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL  33401

NEWS RELEASE

TODHUNTER INTERNATIONAL, INC. ANNOUNCES FINANCIAL RESULTS

FOR FIRST QUARTER ENDED DECEMBER 31, 2004

WEST PALM BEACH, FLORIDA – February 11, 2005 – Todhunter International, Inc. (AMEX: THT), producer and distributor of the Cruzan line of rums from the Virgin Islands and a leading distiller of rum and brandy, and importer and marketer of premium branded spirits, today reported financial results for its first quarter ended December 31, 2004.

Net sales for fiscal 2005’s first quarter were $24,192,193, compared with $22,441,652 reported for fiscal 2004’s first quarter.  Gross profit was $8,074,992, compared to $7,576,629 in the same period last year, and first quarter net income was $149,090, or $0.02 per diluted share, compared with net income of $851,284 or $0.15 per diluted share, one year ago.

Commenting on the results, Jay S. Maltby, Chairman and Chief Executive Officer said, “I am pleased to announce that our Cruzan brand has had another quarter of double digit growth, with net sales increasing 25.4% over last year’s first quarter.  We are continuing our strategy of investing in the premium brands segment and capitalizing on the significant momentum of the Cruzan brand.”

Mr. Maltby continued, “Our bulk alcohol and vinegar and cooking wine segments rebounded this quarter from the fourth quarter of fiscal 2004, and while we saw some improvement in our bottling operations sales, this segment is still performing below expectations.  In December 2004, we completed a consolidation of our bottling operations, closing all but one bottling line in our Lake Alfred, Florida bottling facility.  During January 2005, we further reduced the operations in the Lake Alfred bottling facility to one shift, in a continuing effort to reduce overhead and curtail losses.  We expect to see improvement in our bottling operations in future quarters.”

Todhunter International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.  The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  Todhunter intends that such forward-looking statements shall be subject to the safe harbors created thereby.  These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Risks that May Affect Future Results” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Todhunter’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.  As a result, future results may differ materially from the expected results represented by the forward looking-statements contained in this press release.

Contact:	Ezra Shashoua, Executive Vice President & Chief Financial Officer

William Viggiano, Controller

561-655-8977

--Financial Results Follow--

TODHUNTER  INTERNATIONAL, INC.

Statements of Income

	Three Months		Statement of Income as a% of Net Sales
Periods ended December 31,	2004	2003	2004	2003

Net sales	$24,192,193	$22,441,652	100.00%	100.00%
Cost of sales	16,117,201	14,865,023	66.60%	66.20%

Gross profit	8,074,992	7,576,629	33.40%	33.80%
Selling, general and administrative	8,306,010	6,691,207	34.30%	29.80%

Operating income (loss)	(231,018)	885,422	-1.00%	3.90%
Interest expense	(592,668)	(696,983)	-2.40%	-3.10%
Other income, net	209,417	615,250	0.90%	2.70%

Income (loss) before income taxes	(614,269)	803,689	-2.50%	3.60%
Income tax benefit	763,359	47,595	3.20%	0.20%

Net income	$149,090	$851,284	0.60%	3.80%

Earnings per common share:
Basic	$0.02	$0.15
Diluted	$0.02	$0.15

Common shares and equivalents outstanding
Basic	6,338,519	5,596,174
Diluted	6,458,198	5,679,016
Shares outstanding at end of period	6,338,519	5,604,734

TODHUNTER  INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

			Balance Sheet as a% of Total Assets
	December 31, 2004	September 30, 2004	December 31, 2004	September 30, 2004

ASSETS
CURRENT ASSETS
Cash and short-term investments	$3,375,248	$3,833,828	2.70%	3.00%
Receivables	18,581,684	20,418,736	14.70%	16.00%
Inventories	30,428,606	29,162,496	24.00%	22.80%
Other current assets	7,774,194	7,736,190	6.10%	6.10%
Total current assets	60,159,732	61,151,250	47.50%	47.80%

PROPERTY AND EQUIPMENT, net	39,370,273	39,949,850	31.10%	31.30%
OTHER ASSETS	27,017,771	26,731,526	21.30%	20.90%
Total assets	$126,547,776	$127,832,626	100.00%	100.00%

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$4,000,000	$4,000,000	3.20%	3.10%
Accounts payable	10,331,908	11,868,947	8.20%	9.30%
Other accrued expenses	2,252,294	4,726,253	1.80%	3.70%
Total current liabilities	16,584,202	20,595,200	13.10%	16.10%

LONG-TERM DEBT, less current maturities	28,726,619	25,674,240	22.70%	20.10%

DEFERRED INCOME TAXES	—	648,000	—	0.50%

OTHER LIABILITIES	1,263,927	1,091,248	1.00%	0.90%

STOCKHOLDERS’ EQUITY	79,973,028	79,823,938	63.20%	62.40%
Total liabilities and stockholders’ equity	$126,547,776	$127,832,626	100.00%	100.00%